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                                                                   EXHIBIT 10.44

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 11th day of June, 2001 (the "Effective Date"), by and between John Hashman ("Employee") and NextCard, Inc., a Delaware corporation (the "Company").

      THE PARTIES HERETO AGREE AS FOLLOWS:

      1. Employment and Duties. The Company agrees to employ Employee as its Chief Executive Officer and Employee agrees to serve the Company in such capacity, with the authority and responsibilities customarily accorded a chief executive officer, including without limitation those set forth in the Company's Bylaws, except as expressly provided herein. Employee shall loyally and conscientiously perform such services and duties as are customarily incident to such employment. Employee agrees to devote substantially all of his normal business time and efforts to the performance of his duties under this Agreement (which will include making himself available to serve on the Board of Directors of the Company and on the Boards of Directors of direct and indirect subsidiaries of the Company, if so selected to serve, and also to serve as an officer of direct and indirect subsidiaries of the Company), provided that the devotion of time to personal investments or other personal matters will not be deemed a breach of this Agreement if it does not substantially interfere with the performance of Employee's duties hereunder. Employee shall duly and faithfully perform and observe any and all rules and regulations which the Company (including its direct and indirect subsidiaries as relevant) has established governing the conduct of its business or its employees. Employee's reporting relationship shall be as follows: (a) until the "Breakeven Date" (as defined below), for so long as the Board of Directors of the Company maintains an Executive Committee (whether or not a subcommittee of the Board), Employee will report to the Chairman of the Executive Committee; and (b) at all other times, Employee will report to the Company's Board of Directors.

      2.    Certain Definitions. For the purposes hereof:

            a. "Breakeven Date" will mean the end of the first calendar month immediately following the first calendar quarter in which the Company (on a consolidated basis) achieves positive Net Income (i.e. net income after tax as reflected in the Company's published financial statements prepared in accordance with generally accepted accounting principles as applied in the Company's audited financial statements). In the event of any dispute concerning the computation of Net Income, the determinations of the Company's auditors will be final and conclusive.

            b. "Cause" will mean (i) Employee has intentionally engaged in competition with the Company (and/or its direct and indirect subsidiaries), committed an act of embezzlement, fraud or theft with respect to the property of the Company (and/or



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its direct and indirect subsidiaries), deliberately disregarded the rules of the
Company (and/or its direct and indirect subsidiaries) or acted in a grossly negligent manner with respect to the business or affairs of the Company (and/or its direct and indirect subsidiaries), (ii) Employee has repeatedly abused alcohol or drugs on the job or in a manner affecting his job performance, (iii) Employee has been charged with commission of a felony offense; or (iv) Employee remains in material willful breach of a material provision of this Agreement (or any other agreement between Employee and the Company (and/or its direct and indirect subsidiaries)) or of any fiduciary duty to the Company for fourteen
(14) days after receiving notice of such breach from the Company.

            c. "Disability" shall mean a physical or mental condition, verified by a physician mutually designated by the Company and Employee, which has prevented or likely will prevent Employee from carrying out one or more of the material aspects of his assigned duties for at least one hundred eighty
(180) consecutive days.

            d. "Good Reason" will mean: (i) a materially adverse change in Employee's responsibilities with the Company; (ii) a reduction by the Company in Employee's base salary (other than as part of an Approved Salary Reduction as defined below); (iii) the Company's requiring Employee to be based in excess of 50 miles from the Company's present executive offices located in San Francisco, California; (iv) failure of the Company to provide support, information, assistance and staffing reasonably appropriate for Employee to carry out Employee's duties (other than an across-the-board reduction approved by the Board of Directors in good faith which generally affects executives substantially the same); (v) the failure by the Company to continue in effect for Employee any material benefit available generally to the Company executives, including but not limited to any retirement, pension or incentive plan, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Employee's participation in or reduce Employee's benefits under any of such plans or deprive Employee of any fringe benefit enjoyed by Employee (but in all cases excluding reductions in benefits approved by the Board of Directors and that generally affect Company executives in a similar manner); or
(vi) any other material breach by the Company of this Agreement which is not cured within fourteen (14) days of notice thereof by Employee to Company.

      3.    Compensation.

            a. Base Salary; Withholding. Commencing with the Effective Date, the Company shall pay Employee a base salary of $350,000 per year, subject to increase from time to time (but no less frequently than annually based on annual anniversaries of the Effective Date) in the good faith discretion of the Board of Directors of the Company, payable in arrears in equal semi-monthly installments; provided, however, that Employee's annual base salary will be increased in all events to such annual base salary as equals the highest annual base salary as is paid to any other employee of the Company;



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and provided further that Employee's annual base salary rate will be not less than $425,000 per year after the Breakeven Date. Such increases shall be based on a review of the prevailing compensation rates of comparable executives in comparable companies, as well as the performance of Employee and the Company. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee hereunder. Employee acknowledges that, notwithstanding the above, the Board of Directors may decrease his salary as part of a good faith general reduction of salaries of Company executives (an "Approved Salary Reduction").

            b. Bonus. For each year commencing with calendar year 2001, Employee shall be eligible for a cash bonus award (in lieu of any other cash bonus award program previously discussed, promised or agreed upon with respect to any such year) in the discretion of the Company's Board of Directors based on Company and Employee performance during the year. The bonus will be structured based on a target bonus equal to 100% of Employee's annualized base salary, based on the base salary rate paid to Employee in the last pay check of the year, for achievement of "stretch" performance goals set by the Board of Directors. Determination of whether stretch goals have been achieved and determination of appropriate bonus (if any) if stretch goals are not completely achieved will be in the sole discretion of the Company's Board of Directors; provided, however, that Employee's cash bonus award will be not less than the highest cash bonus award associated with annual Company performance paid to any other employee of the Company.

            c. Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Employee shall be eligible to participate (to the extent determined by the Board in its discretion) in such of the Company's equity, compensation and incentive plans (including without limitation stock and stock option plans) as are generally made available to Company executives.

            d. Vacation; Sabbatical. Employee shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for other Company executives; provided, however, that in any event Employee shall be entitled to a minimum of four (4) weeks annual paid vacation time (accrual of vacation at such rate commencing as of the Effective
Date), subject to Company vacation policies that may cap further accrual.

            e. Other Benefits. Employee shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes generally available to Company executives.



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      4.    Business Expenses. The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with Company policies for Company executives.

      5. Term. This Agreement shall commence as of the Effective Date and, shall continue indefinitely until Employee's employment with the Company is terminated as set forth herein.

      6. Termination By The Company Without Cause or by Employee for Good Reason. The Company may, by delivering seven (7) days' prior written notice to Employee, terminate Employee's employment and service to the Company (and its direct and indirect subsidiaries) at any time and for any reason without Cause. Employee may terminate his employment and service to the Company (and its direct and indirect subsidiaries) for Good Reason at any time upon providing written notice of termination to the Company. In the event of any such termination by the Company or the Employee, other than a termination as to which Section 7 or 9 applies, the following are agreed upon:

            a. The Company will pay to Employee, no later than the date of termination, a lump sum equal to Employee's base salary accrued and unpaid through the date of termination, all accrued vacation pay and any bonus earned for a prior calendar year, but then unpaid.

            b. The Company will continue to pay to Employee compensation at the annualized base salary rate applicable to Employee's paycheck last paid prior to termination for a period of twelve (12) months following termination if termination occurs prior to the Breakeven Date, or for a period of twenty-four
(24) months following termination if termination occurs on or after the Breakeven Date.

            c. Within a reasonable time following termination, the Company's Board of Directors will determine in its discretion an appropriate cash bonus, if any, to be paid to Employee based on degree of achievement of "stretch" performance goals (as referred to in Section 3(b)) through the date of termination and pro rating target bonus based on the portion of the year through the date of termination. Such bonus, if any, will be paid within thirty (30) days of such determination.

            d. The Company will provide, at the Company's expense, coverage to Employee under the Company's life insurance and disability insurance policies and to Employee and his dependents under the Company's health plan, or in the event any of the Company's health plan, life insurance, or disability insurance are not continued or Employee is not eligible for coverage thereunder due to his termination of employment, the Company shall pay for the premiums for equivalent coverage for a period of twenty-four (24) months after the date of termination.



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            e.    In addition, notwithstanding anything to the contrary
contained herein (other than in Section 10 hereof) or in any agreement with respect hereto, following termination of Employee's employment pursuant to this
Section 6, (i) vesting on a monthly basis will continue, at the same rate following termination as immediately prior to termination with respect to each equity option, restricted equity grant and similar right held by Employee with respect to securities of the Company, over the period from date of termination through the applicable period referred to in Section 6(b), above, and the balance of such unvested equity options, etc., if any, that remains unvested as of the end of such applicable period will vest at the end of such applicable period; provided, however, that if the date of termination is prior to the Breakeven Date, then vesting pursuant to this Section 6(e) will not, with respect to a particular equity option, etc. cause more than seventy-five percent (75%) of the portion of such equity option, etc. that is unvested as of the termination to become vested, and (ii) Employee shall have until the later of twelve (12) months following the date of termination, or three (3) months following vesting of such particular portion of an option, to exercise any unexercised, vested options. Employee acknowledges that exercise of an incentive stock option during any extended exercise period may disqualify treatment as an incentive stock option for tax purposes.

            f. It shall be a condition to Employee's eligibility to receive the payments and benefits referred to in Sections 6(b) through 6(e) that Employee shall have executed a general release in a form proposed by the Company in good faith, releasing the Company, its affiliates, officers, directors, employees, agents and attorneys from any and all claims associated with Employee's service to the Company and the termination of Employee's employment with the Company.

      7. Termination By The Company For Cause. The Company may terminate this Agreement at any time if such termination is for "Cause," as defined above, by delivering to Employee prior written notice of termination supported by a reasonably detailed statement of the relevant facts and reason for termination. In the event of such termination, the Company shall pay Employee, no later than ten (10) days following the date of termination, a lump sum equal to Employee's accrued base salary through the date of termination, all accrued vacation pay and any bonus earned for a prior calendar year, but then unpaid.

      8. Voluntary Termination By Employee. Employee may terminate this Agreement at any time for any reason or no reason upon delivering thirty (30) days' prior written notice to the Company. No later than the date of termination, the Company shall pay Employee a lump sum equal to his accrued base salary through the date of termination, all accrued vacation pay and any bonus earned for a prior calendar year, but then unpaid, unless Section 6 or 9 applies to such termination.

      9.    Termination By Death Or Disability.



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            a.    Death. In the event of the death of Employee during the term hereof, the Company, within ten (10) days of receiving notice of such death, shall pay Employee's estate accrued base salary through the date of his death, all accrued vacation pay and any bonus earned for a prior calendar year, but then unpaid, and the Company shall continue to pay Employee's then base salary for twelve (12) months following the date of death. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, upon termination of Employee's employment pursuant to this Section 9(a), fifty percent (50%) of the then remaining balance of unvested equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company shall automatically become fully vested and shall become immediately exercisable.

            b. Disability. In the event of Employee's Disability during the term hereof, the Company, within ten (10) days following the determination of Disability, shall pay Employee accrued base salary through the date of such determination, all accrued vacation pay and any bonus earned for a prior calendar year, but then unpaid, and the Company shall continue to pay Employee's salary for twelve (12) months following the date of such determination, less all proceeds of Company-paid disability insurance received by Employee during such period. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect hereto, upon termination of Employee's employment pursuant to this Section 9(b), fifty percent (50%) of the then remaining balance of unvested equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company shall automatically become fully vested and shall become immediately exercisable. The Company may condition eligibility for such salary continuation and additional vesting on Employee's execution of a general release of the type described in
Section 6(f).

            c. Conformance. The provisions of this Section 9 supercede and prevail over any contrary or inconsistent provision of the various Stock Option Agreements to which Employee and the Company are parties.

      10. Condition Related to Certain Payments. Employee acknowledges and agrees that, notwithstanding anything else herein, if Employee:

            (a) becomes employed by, renders services to, becomes associated with, creates, or invests in (other than investments in public companies at the level of not more than 1%) any of the following businesses: (i) businesses that involve the extension of consumer credit (but in the case of employment or rendering of services, only to the extent that Executive's employment or rendering of services actively involves the consumer credit side of such a business); (ii) development of internet based payment systems, including any business involved, as a primary focus of its business, in internet-based person to person payments or electronic bill presentment or payment; (iii) electronic banking; (iv) electronic wallet companies; or (v) businesses involving the direct marketing of financial services; or



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            (b)   attempts to solicit or encourage, directly or indirectly, any employee of the Company or its affiliates to leave the employ of the Company and its affiliates, then the payments and benefits referred to in Sections 6(b), 6(d), 6(e) (including both further vesting and extended exercisability after the date that Employee so becomes employed, etc.) and 9(b) will cease. This Section 10 does not, in and of itself, prevent Employee from becoming so employed, etc.; the effect of this Section 10 is merely to condition certain payments and benefits to which Employee is not otherwise entitled. Nothing in this Section 10 authorizes Employee to become so employed; Employee's obligations to the Company under confidentiality agreements, etc. remain unaffected by this Section 10.

      11. No Termination By Merger, Transfer of Assets or Dissolution. This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company or the transfer of all or substantially all the assets of the Company or the merger or other business combination of the Company with or into another entity.

      12. Indemnification. As an employee, officer and agent of the Company, Employee shall be fully indemnified by the Company to the fullest extent permitted by Delaware law, as and to the extent provided in the Indemnification Agreement to which Employee and the Company are parties.

      13. Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that Employee may not delegate any of Employee's duties under this Agreement.

      14.   Miscellaneous.

            a. Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other prior or contemporaneous agreements between the parties which relate to the subject matter contained in this Agreement, but excluding the following agreements to which Employee and the Company are parties: (i) the Employee Confidential Information and Invention Agreement attached hereto as Attachment A which is being executed contemporaneously herewith (ii) the Indemnification Agreement dated April 30, 1999 and (iii) various Stock Option Agreements and associated documentation, and (iv) the Stock Repurchase Agreement (and associated Promissory Note) dated December 13, 2000, each of which will continue in full force and effect, except as expressly amended hereby. This Agreement may be executed in counterparts.

            b. Expenses. Each party to this Agreement will bear its own costs and expenses associated with the negotiation and execution of this Agreement.



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            c.    Modification, Amendment and Waiver. No modification or
amendment of any provision of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

            d. Governing Law. This Agreement shall be construed in accordance with the substantive laws of the State of California without regard to choice of law provisions thereof.

            e. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            f. Attorneys' Fees. In the event of litigation under this Agreement (including enforcing judgments and appeals), the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and costs of suit in addition to such other relief as may be granted.

            g. Interpretation. This Agreement will not be interpreted for or against either party based on who drafted this Agreement. Each party acknowledges that it or he has had an opportunity to review this Agreement, prior to execution, with counsel of its choosing.

            h. Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telegraph, telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or telefax, as the case may be, to the respective persons named below.

      If to the Company:      NextCard, Inc.
                              595 Market Street, Suite 950
                              San Francisco, California  94105
                              Attention:  Chairman of the Board

      With a copy to:         Ronald Star, Esq.
                              Howard, Rice, Nemerovski, Canady, Falk & Rabkin
                              Three Embarcadero Center, Suite 700
                              San Francisco, California  94111



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      If to the Employee:     John Hashman
                              [address]

      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

      COMPANY:                NextCard, Inc., a Delaware corporation


                              By:______________________________________________
                                       Jeremy Lent, Chairman of the Board

      EMPLOYEE:

                              _________________________________________________
                              John Hashman



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